Exhibit 10.16

ADDENDUM AND AMENDMENT TO

CONTRACT FOR THE SALE AND

PURCHASE OF NATURAL GAS

THIS ADDENDUM AND AMENDMENT TO CONTRACT FOR THE SALE AND PURCHASE OF NATURAL GAS (“Amendment”) is made effective as of March 4th, 2011 (the “Effective Date”) between:

GEOPARK CHILE LIMITED, AGENCIA EN CHILE, the Chilean branch of GeoPark Chile Limited (a company duly organized and validly existing under the laws of Bermuda) established and opened under the laws of the Republic of Chile (the “Seller”)

- and -

METHANEX CHILE S.A., a company duly organized and validly existing under the laws of Chile

(“Buyer” and together with the Seller, the “Parties”)

WHEREAS:

A.                                    The Parties entered into a Contract for the Sale and Purchase of Natural Gas dated as of October 27, 2009 (the “Gas Supply Agreement”);

B.                                    Pursuant to the Fundamental Principle stated in the Gas Supply Agreement, Buyer wishes to incentivize Seller to produce more Natural Gas for sale to Buyer as Buyer is interested in increasing its current and future supply of Natural Gas for continued Plant operation;

C.                                    Pursuant to the terms of the Gas Supply Agreement, Seller paid Buyer Deliver or Pay Amounts relating to Natural Gas deliveries during December 2010 and January 2011 totalling US$902,089.00 (the “Paid DoP Amount”);

D.                                    Buyer is willing to reimburse Seller the Paid DoP Amount in recognition of Seller’s additional expenditures and assumption of risks inherent in undertaking the additional exploration of oil and gas needed to produce more Natural Gas to meet Buyer’s business objectives;

E.                                     For the three (3) month period of June through August, 2011, the Parties wish to have Buyer´s and Selles´s respective rights and obligations under the Gas Supply Agreement concerning Make-up Gas, Take-or-Pay or Deliver-or-Pay, as applicable, more closely mirror each other;

F.                                      Buyer recognizes and accepts that oil and gas exploration remains an uncertain and risky business and, therefore, Seller is unable to guaranty specific outcomes or results from the Gas Drilling Program; and

G.                                    The Parties also wish to make certain temporary amendments to the Gas Supply Agreement as set forth herein.

NOW THEREFORE, in consideration of $1.00 paid by each Party to the others, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                               References

Unless something in the subject matter or context is inconsistent therewith, all references to Sections, Articles and Schedules are to Sections, Articles and Schedules of this Amendment.

1.2                               General Definitions

Unless the context otherwise requires, capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Gas Supply Agreement.

ARTICLE 2
ADDENDUM

2.1                               Incentive to Produce Natural Gas

(a)                                 Seller shall undertake and complete a Natural Gas drilling program consisting of drilling twelve (12) wells (each, a “Well”) having a primary target of Natural Gas to a total planned depth or geological objective (the “Gas Drilling Program”).  The Gas Drilling Program attached as Schedule A has been proposed by Seller and currently identifies the twelve (12) proposed Wells and gives approximate dates for when they will be drilled to their total planned depths or geological objectives.

(b)                                 Seller shall, acting reasonably and in advance of the Wells being drilled, propose the location for each Well.  Buyer shall promptly review such proposal and, if acceptable to Buyer, acting reasonably, endorse such Well location.  Buyer acknowledges that Seller may, from time to time, propose changes to the Gas Drilling Program and, provided that such modifications include drilling wells that have Natural Gas as their primary target, Buyer shall agree and endorse such modifications. Subject to Force Majeure, Selles shall use its reasonable commercial efforts to complete the Gas Drilling Program no later than December 31, 2011. As of the date of this Amendment, the first four (4) Wells, including those named Nika Sur x-2; Wiliche x-1; Monte Aymond -35 and Copihue x-1, are hereby approved and endorsed by Buyer.

(c)                                  Seller shall schedule the use of the Petreven Drilling Rig and Q09 Drilling Rig (together, the “Drilling Rigs”) consistent with the objective of drilling all Wells in the Drilling Program prior to December 31, 2011.  Seller shall schedule the use of the Drilling Rigs in the following manner: (i) the first three (3) wells that the Petreven Drilling Rig will drill in the Fell Block will be Wells that have Natural Gas as their primary target; (ii) the first five (5) wells that the Q09 Drilling Rig will drill in the Fell Block will be Wells that have Natural Gas as their primary target; and (iii) one of the Drilling Rigs will be used to drill the final Wells of the Gas Drilling Program, as Seller determines will best accomplish the objective of completing the Gas Drilling Program prior to December 31, 2011. If determined by Seller, acting in good faith, to be reasonably necessary and following coordination with the Buyer, Seller may modify the deployment of the Drilling Rigs in order to better further its objective of drilling all Wells in the Drilling Program prior to December 31, 2011.

(d)                                 If, at any time, Seller breaches Article 2.1(c) above, Buyer may immediately terminate this Amendment.  Article 2.1(i) is the only reimbursement obligation under this Amendment that shall survive termination of this Amendment.

(e)                                  Seller shall provide Buyer, its representatives and advisors with all such information that Buyer reasonably requires in order to endorse a decision with respect to the locations of the last eight (8) Wells in the Gas Drilling Program.

(f)                                   Subject to Article 2.1(i), Buyer shall pay Seller an amount (the “Drilling Amount”) equal to [*] for each Well drilled to its total planned depth or geological objective on or before December 31, 2011.  Upon the conditions for payment of the Drilling Amount being met, Seller shall invoice Buyer for the Drilling Amount and Buyer shall pay such invoice within thirty (30) Days of receiving such invoice.

(g)                                  Buyer shall pay Seller an additional amount (the “Well Completion Amount”) equal to [*] for each Well provided that:

(i)                                     Prior to such Well being completed, Buyer endorses the decision of Seller to complete the Well; and

(ii)                                  Seller completes such Well.

(h)                                 Upon the conditions for payment of the Well Completion Amount being met, Seller shall invoice Buyer for the Well Completion Amount and Buyer shall pay such invoice within thirty (30) Days of receiving such invoice.

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(i)                                     If, and at such time, a Well is classified as an “oil producer” (i.e. an economic well producing hydrocarbons with an oil to gas ratio lower than 5,600 cubic feet of gas per barrel of oil), Seller shall promptly reimburse Buyer for the Drilling Amount and the Well Completion Amount, if any, received in respect of such Well.

(j)                                    Upon the signing of this Amendment, Buyer will promptly reimburse Seller US$500,000.00 of the Paid DoP Amount.

(k)                                 Upon Seller drilling four (4) Wells to their total planned depth or geological objective on or before December 31, 2011, Buyer will promptly reimburse Seller the remaining US$402,089.00 of the Paid DoP Amount.

(l)                                     Seller and Buyer shall meet from time to time as necessary, and no less than once per month, in order to endorse and/or monitor the Seller’s progress with the Gas Drilling Program.  Meetings will either be in person or by any other means as agreed from time to time by the Parties.  Each Party may bring such representatives or advisors to such meetings as each Party, in its own discretion, deems advisable.

(m)                             The Parties agree that the Gas Volume Commitment previously delivered by Seller to Buyer for the period January 1, 2011 to June 30, 2011 is hereby revised and superseded for the period February 1, 2011 through June 30, 2011 by the Gas Volume Commitment in Schedule B covering the period from February 1, 2011 to August 31, 2011 and the Gas Volume Commitment for such period is hereby deemed to be delivered in accordance with the terms and conditions of the Gas Supply Agreement.  If Buyer terminates this Amendment pursuant to Article 2.1(d) above, Seller shall promptly deliver to Buyer a revised Gas Volume Commitment for the period of time commencing on the first day of the calendar month immediately following the date of termination until August 31, 2011 and such revised Gas Volume Commitment shall supersede and replace the Gas Volume Commitment attached as Schedule B for such months.

ARTICLE 3
AMENDMENTS TO GAS SUPPLY AGREEMENT

3.1                               Amendments to Gas Volume Commitments, Phase-in Period and New Gas

(a)                                 In accordance with Article 2.1(m) of this Amendment, the Gas Supply Agreement is hereby amended by deleting Clause 4.2 (d) in its entirety and substituting the following there for:

“4.2 (d)      For the second Year period after the Phase-in-Period, Seller shall provide Buyer a Gas Volume Commitments for (i) the  seven (7) month period beginning February 1, 2011; and (ii) the last four (4) month period of 2011. Buyer acknowledges that the original Gas Volume Commitment covering January 2011 and the amended Gas Volume Commitment covering the seven (7) month period beginning February 1, 2011 and ending August 31, 2011 have already been delivered.  Seller shall provide Buyer, at least sixty (60) Days in advance of the expiration of the Gas Volume Commitment on August 31, 2011, with a new Gas Volume Commitment for the four (4) month period beginning September 1, 2011, given on a volume per Month basis.”

3.2                               Amendments to Take or Pay Obligations

For June, July and August of 2011 only:

(a)                                 Clause 4.3 (b) of the Gas Supply Agreement is hereby amended by substituting “850,000 SCM/d” for each reference to “1,000,000 SCM/d;

(b)                                 Buyer acknowledges that if the Plant is shut down as a result of receiving insufficient quantities of Natural Gas in order to operate a single methanol train and Seller has tendered for delivery the DCQ or Adjusted DCQ as applicable during such time, the Term of the Gas Supply Agreement shall not be extended pursuant to Clause 4.3 (f).

3.3                               Amendments to Buyer Make-Up Gas

For the period of time beginning on the Effective Date of this Amendment and ending on the later of (i) December 31, 2011, or (ii) the date which is six (6) months after the first day of the calendar month immediately following the date on which Buyer recommences operations of a single methanol train at the Plant following a shut down caused by a lack of Natural Gas sufficient to operate such methanol train:

(a)                                 Clause 4.4 (a) (c) of the Gas Supply Agreement is suspended during that time period in its entirety, substituting the following there for:

“4.4 (a) (c) up to a quantity not in excess of 25% of all of Seller’s Gas taken by Buyer in a Month will be deemed to be taken as Make-up Quantities.”

(b)                                 Clause 4.4(b) of the Gas Supply Agreement is amended by substituting for the phrase “[*] for such Month” the phrase “[*] for such Month”.

3.4                               Amendment to Seller Make-up Gas

(a)                                 For June, July and August of 2011 only, Clause 4.6 of the Gas Supply Agreement is hereby suspended during that time period, substituting the following there for:

“4.6  Seller Make-up Gas

At Seller’s option and in lieu of paying the applicable Deliver-or-Pay Amount, Seller may make-up the Seller Deficiency Quantity which was accrued in any particular Month by delivering Seller’s Gas up to an amount equal to such Seller Deficiency Quantity during the following ninety (90) Day period.”

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ARTICLE 4
MISCELLANEOUS

4.1                               Terms of the Gas Supply Agreement Remain Unchanged

Other than as amended by this Amendment, and for such periods as amended herein, the terms of the Gas Supply Agreement remain unchanged.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed in their respective names effective as of the date first above written.

GEOPARK CHILE LIMITED, AGENCIA EN CHILE
the Chilean branch of GeoPark Chile Limited (a company
duly organized and validly existing under the laws of Bermuda)
established and opened under the laws of the Republic of Chile

By:	/s/ Pedro Aylwin
	Name:	Pedro Aylwin
	Title:	Legal Representative

METHANEX CHILE S.A., a company duly
organized and validly existing under the laws of Chile

By:	/s/ Francisco Ajenjo
	Name:	Francisco Ajenjo
	Title:	Director Gas Supply

By:	/s/ Pablo Vera
	Name:	Pablo Vera
	Title:	Director Finance